Aoxin Tianli Group, Inc. Reports Second Quarter 2014 Financial Results

WUHAN, China, Aug. 13, 2014 /PRNewswire/ -- Aoxin Tianli Group, Inc. (NASDAQ: ABAC) ("Aoxin Tianli" or the "Company"), a diversified company with businesses in hog farming and electro-hydraulic servo-valves manufacturing and marketing, today announced its financial results for the second quarter ended June 30, 2014.

Mr. Ping Wang, Chairman and Chief Executive Officer of Aoxin Tianli Group, Inc., commented, "Despite continued weakness in market demand for our regular breeder and market hogs, strong sales of black hogs and black hog specialty pork products continued to drive double-digit top-line growth for us, with revenue growing 18% year-over-year in the second quarter. Our gross margin also improved to 7.7% for the second quarter, from negative 4.0% in the prior year, benefitting from lower feed costs as well as a more favorable product mix."

Mr. Wang continued, "2014 is a transformational year for Aoxin Tianli as the recent changes to our corporate name and ticker symbol highlight our newly adopted strategy to transform the Company from a single revenue stream – hog farming to a well-diversified company through targeted investments and acquisitions in selected high-growth industries such as equipment manufacturing, optoelectronics, new materials & new energy products, electromechanics and healthcare devices. Last month, we successfully acquired an 88% equity interest in Hubei Hang-ao Servo-valve Manufacturing Technology Co., Ltd. ("Hang-ao"), allowing us to tap into the underdeveloped domestic Servo-valve market which is poised to benefit from favorable national industrial policies and increasing domestic brand market penetration."

"Looking forward, with our much improved cash position following our recent private placements, we are excited about the prospects of our business and will actively pursue investment and acquisition targets to further diversify into high growth and profitable segments. We want to thank our shareholders, many of whom have been with us since our IPO in 2010 for their continuing support. We are confident that our new strategy and execution capabilities will allow us to deliver significant long-term returns for our shareholders." Mr. Wang concluded.

Second Quarter 2014 Financial Results:
	For the Three Months Ended June 30,
($ thousands, except per share data)	2014	2013	% Change
Revenue	$ 8,075	$ 6,844	18.0%
Gross margin	7.7%	-4.0%	NM
Operating margin	-4.1%	-14.4%	NM
Net income (loss) for common shareholders	560	(1,005)	NM
Diluted earnings per share	0.03	(0.09)	NM

Revenue for the second quarter of 2014 increased $1.23 million, or approximately 18%, to $8.07 million from $6.84 million for the same period of 2013. This increase was primarily attributable to sales of black hogs raised by farmers participating in our black hog program as well as revenue contributed from our retail sales of specialty black hog products which resumed in April 2013, partially offset by decreased sales of our regular breeder and market hogs due to the shutdown of our 8th farm. The Company sold a total of 40,306 regular breeder hogs, regular market hogs and black hogs with a blended average selling price of $196 per hog during the second quarter of 2014, compared to 36,249 hogs sold and a blended average selling price of $187 per hog for the same period of 2013. Revenue for the second quarter of 2014 from regular breeder hog sales decreased by 11% to $1.74 million with the number of regular breeder hogs sold decreasing 10% to 6,938 hogs and the average selling price of regular breeder hogs decreasing 1% to $251 per hog. . Revenue for the second quarter of 2014 from regular market hog sales decreased 8% to $3.40 million as the number of regular market hogs sold declined 10% to 20,213 hogs and the average selling price of regular market hogs increased 2% to $168 per hog.

For the second quarter of 2014, we generated $2.93 million in revenue through the sale of black hogs and black hog specialty pork products, compared to $1.20 million for the same period of last year. We sold 13,155 black hogs as breeder and market hogs with an average selling price of $209 per hog, generating revenue of $2.75 million for the second quarter of 2014. This compares to 6,083 black hogs sold as breeder and market hogs with an average selling price of $189 per hog, generating revenue of $1.15 million for the same period of last year. We also sold 39,568 kilograms of our specialty black hog products through retail that generated $0.18 million in revenue during the second quarter of 2014, compared to 11,656 kilograms of specialty black hog products sold through retail that generated $0.05 million in revenue during the same period of last year.Our black hog specialty pork product portfolio includes fresh pork meat sold to supermarkets and meat shops, and various vacuumed pork meats sold in gift boxes or portable thermo coolers.

	For the Three Months Ended June 30,
	2014			2013
	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)
Breeder hogs- regular hogs	6,938	$ 251	$ 1,742	7,718	$ 253	$ 1,956
Market hogs- regular hogs	20,213	168	3,401	22,448	164	3,687
Market hogs- black hogs	13,155	209	2,750	6,083	189	1,149
Total	40,306	196	7,893	36,249	187	6,792

	Kilograms	Average Price/kg ($)	Sales ($ thousands)	Kilograms	Average Price/kg ($)	Sales ($ thousands)
Market hogs- specialty black hog pork products	39,568	$ 5	$ 182	11,656	$ 4	$ 52

Cost of goods sold increased $0.33 million, or 5%, to $7.45 million for the second quarter of 2014. Cost of goods sold related to the hog farming segment was $7.28 million for the second quarter of 2014, as compared to $7.07 million for the same period of 2013. Cost of goods sold for the retail segment was $0.18 million for the second quarter of 2014, as compared to $0.05 million for the same period of 2013. Gross profit for the second quarter of 2014 was $0.62 million, compared to gross loss of $0.28 million for the same period of last year. Gross margin for the second quarter of 2014 was 7.7%, compared to gross loss margin of 4.0% for the same period of 2013. The improvement in gross profit and gross margin reflected the impact of lower feed costs. For example, the price of corn dropped 7%, or RMB 0.20 per kilogram comparing the second quarter of 2014 and 2013. The gross margins for regular breeder hogs, regular market hogs, black hogs, and retail sales were 34%, -3%, 5% and 3% respectively, for the second quarter of 2014. As a comparison, gross margins for regular breeder hogs, regular market hogs, black hogs, and retail sales were 24%, -18%, -5%, and -1%, respectively, for the same period of last year.

Selling, general and administrative expenses increased $0.24 million, or 34%, to $0.95 million for the second quarter of 2014. The increase was primarily due to an additional amortization cost of $0.05 million for the acquired distribution network as a result of the repurchase of a 40% non-controlling interest in Tianzhili, $0.10 million in higher payroll expenses for the retail segment, as well as higher depreciation cost for our black hog facilities.

Net Income for the second quarter of 2014 was $0.56 million, which reflected $0.99 million relocation compensation received from the local government for the shutdown of Farm 8. This compares to net loss of $1.14 million for the same period of 2013. After allocating net income attributable to non-controlling interest, net income attributable to common shareholders for the second quarter of 2014 was $0.56 million, or $0.03 per diluted share. This compared to net loss attributable to common shareholders of $1.00 million, or net loss of $0.09 per diluted share, for the second quarter of 2013.

Six Months Ended June 30, 2014 Financial Results:

Revenue for the six months ended June 30, 2014 increased $3.53 million, or approximately 25%, to $17.76 million from $14.23 million for the same period of 2013. This increase was primarily attributable to sales of black hogs raised by farmers participating in our black hog program as well as revenue contributed from our retail sales of specialty black hog products which resumed in April 2013. The Company sold a total of 81,658 regular breeder hogs, regular market hogs and black hogs with a blended average selling price of $210 per hog during the six months ended June 30, 2014, compared to 68,762 hogs sold and a blended average selling price of $206 per hog for the same period of 2013. Revenue for the six months ended June 30, 2014 from regular breeder hog sales decreased by 9% to $3.73 million with the number of regular breeder hogs sold decreasing 9% to 14,007 hogs and the average selling price of regular breeder hogs increasing slightly to $266 per hog. Revenue for the six months ended June 30, 2014 from regular market hog sales decreased 3% to $7.98 million as the number of regular market hogs sold declined 3% to 42,796 hogs and the average selling price of regular market hogs was unchanged at $186 per hog. The decline in regular breeder hogs sold and market hogs sold is due to the shutdown of our 8thfarm.

For the six months ended June 30, 2014, we generated $6.05 million in revenue through the sale of black hogs and black hog specialty pork products, compared to $1.91 million for the same period of last year. We sold 24,855 black hogs as breeder and market hogs with an average selling price of $218 per hog, generating revenue of $5.42 million for the six months ended June 30, 2014. This compares to 9,184 black hogs sold as breeder and market hogs with average selling price of $202 per hog, generating revenue of $1.86 million for the same period of last year. We also sold 129,052 kilograms of our specialty black hog products through retail that generated $0.63 million in revenue during the six months ended June 30, 2014, compared to 11,656 kilograms of specialty black hog products sold through retail that generated $0.05 million in revenue during the same period of last year. Our black hog specialty pork product portfolio includes fresh pork meat sold to supermarkets and meat shops, various vacuumed pork meats sold in gift boxes or portable thermo coolers.

	For the Six Months Ended June 30,
	2014			2013
	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)
Breeder hogs- regular hogs	14,007	$ 266	$ 3,731	15,408	$ 265	$ 4,086
Market hogs- regular hogs	42,796	186	7,981	44,170	186	8,234
Market hogs- black hogs	24,855	218	5,420	9,184	202	1,859
Total	81,658	210	17,132	68,762	206	14,179

	Kilograms	Average Price/kg ($)	Sales ($ thousands)	Kilograms	Average Price/kg ($)	Sales ($ thousands)
Market hogs- specialty black hog pork products	129,052	$ 5	$ 630	11,656	$ 4	$ 52

Cost of goods sold increased $2.01 million, or 15%, to $15.71 million for the six months ended June 30, 2014. Cost of goods sold related to the hog farming segment was $15.29 million for the six months ended June 30, 2014 as compared to $13.65 million for the same period of 2013. Cost of goods sold for the retail segment was $0.42 million for the six months ended June 30, 2014, as compared to $0.05 million for the same period of 2013.Overall gross profit for the six months ended June 30, 2014 was $2.05 million, compared to $0.53 million for the same period of last year. Gross margin for the six months ended June 30, 2014 was 11.7%, compared to 3.7% for the same period of 2013. This increase in gross profit and gross margin was mainly due to reductions in feed costs. The gross margins for regular breeder hogs, regular market hogs, black hogs, and retail sales were 35%, 2%, 7% and 33% respectively, for the six months ended June 30, 2014. As a comparison, gross margins for regular breeder hogs, regular market hogs, black hogs, and retail sales were 27%, -6%, -3%, and -1%, respectively, for the same period of last year.

Selling, general and administrative expenses increased $0.36 million, or 22%, to $2.01 million for the six months ended June 30, 2014. The increase was primarily due to additional amortization cost of $0.05 million for the acquired distribution network as a result of the repurchase of a 40% non-controlling interest in Tianzhili and $0.31 million in higher payroll expenses associated with the retail segment and our black hog program.

Net Income for the six months ended June 30, 2014 was $0.83 million, which reflected $0.99 million relocation compensation received from the local government for the shutdown of Farm 8. This compares to a net loss of $1.32 million for the same period of 2013. After allocating net income attributable to non-controlling interest, net income attributable to common shareholders for the six months ended June 30, 2014 was $0.96 million, or $0.06 per diluted share. This compared to net loss attributable to common shareholders of $1.11 million, or net loss of $0.10 per diluted share, for the six months ended June 30, 2013.

Financial Position

As of June 30, 2014, the Company had cash and cash equivalents of $31.12 million, compared to $10.09 million at the end of 2013. Working capital as of June 30, 2014 was $32.11 million as compared to $14.95 million at December 31, 2013. Net cash provided by operating activities was $5.79 million for the six months ended June 30, 2014, compared to net cash used in operating activities of $0.21 million for the six months ended June 30, 2013.

Recent Developments

On July 28, 2014, the Company announced change of its name to "Aoxin Tianli Group, Inc." In connection with the name change, the Company's common shares started trading on the NASDAQ Capital Market under the new ticker symbol "ABAC" (NASDAQ:ABAC), effective July 29, 2014.

On July 17, 2014, the Company announced a strategic development plan (the "Strategic Development Plan") to transform the Company into a higher growth, more profitable business through targeted investments and acquisitions in selected high-growth industries such as equipment manufacturing, optoelectronics, new materials & new energy products, electromechanics and healthcare devices. In connection with the Strategic Development Plan, the Company also announced the acquisition of an 88% equity interest in Hubei Hang-ao Servo-valve Manufacturing Technology Co., Ltd. ("Hang-ao") for cash consideration of RMB 42 million (approximately US$6.8 million) paid to two individuals who collectively owned 60% of the equity in Hang-ao and 1,047,000 shares of the Company's common stock (the "Share Consideration") issued to certain management shareholders who transferred to Tianli 28% of the equity in Hang-ao. Vesting of the Share Consideration is contingent upon Hang-ao achieving certain agreed upon net profit targets. Specifically, the entire Share Consideration will only vest in the management stockholders if Hang-ao achieves net profits of RMB 4.5 million, RMB 9.0 million, and RMB 15.0 million for the years ending December 31, 2014, 2015, and 2016, respectively. As a result of the completion of the transaction, Hang-ao became an 88% owned subsidiary of the Company's WFOE subsidiary, Wuhan Aoxin Tianli Enterprise Investment Management Co., Ltd.

On June 18, 2014, the Company announced the completion of a $3.84 million private placement of its common stock to Mr. Houliang Yu, who is a citizen of the PRC and Chief Financial Officer of Aoxin Holdings Co. Ltd. Pursuant to a Regulation S Subscription Agreement entered into on June 6, 2014, the Company issued and sold 1.6 million shares of its common stock to Mr. Yu for an aggregate consideration of $3.84 million, or $2.40 per share. The offering price represents an approximately 11.6% premium over the closing price of $2.15 on June 6, 2014. Upon completion of the Offering, the Company had 21,164,000 common shares outstanding, of which Mr. Yu owns approximately 7.56%. The Company intends to use the proceeds from this Offering and cash on hand to pursue accretive M&A opportunities.

On June 6, 2014, the Company's WFOE subsidiary, Wuhan Fengxin Agricultural Science and Technology Development Co., Ltd. ("WFOE") changed its name to "Wuhan Aoxin Tianli Enterprise Investment Management Co., Ltd." On June 20, 2014, with the approval of the Wuhan Municipal Commission of Commerce, Wuhan Fengze Agricultural Science and Technology Development Co., Ltd., formerly controlled by the Company as a Variable Interest Entity ("VIE") for its hog farming business, became a wholly owned subsidiary of WFOE.

On April 18, 2014, the Company announced that its VIE subsidiary, Wuhan Fengze Agricultural Science and Technology Development Co., Ltd. ("Fengze"), executed an acquisition agreement (the "Equity Transfer Agreement") with Xiamen Ruijin Fund LLP ("XMRJ") that allowed Fengze to regain full control of Hubei Tianzhili Breeder Hog Co., Ltd. ("Tianzhili"). Total consideration for the transaction is RMB 6,666,700, or approximately $1,050,000, which equals the advances received from XMRJ as of April 18, 2014 in connection with XMRJ's acquisition of the 40% equity interest in Tianzhili in November 2012. As a result of the transaction, Tianzhili became a wholly owned subsidiary of Fengze and the Company regained full control of its Black Hog Program in Enshi Prefecture.

On April 11, 2014, the Company announced that it completed a $5.72 million private placement of its common stock to Mr. Ping Wang, the Company's Chairman and CEO. Pursuant to a Subscription Agreement executed on April 10, 2014, the Company issued and sold 2.6 million shares of its common stock to Mr. Wang for $5.72 million, or $2.20 per share. The offering price represents an approximately 20.9% premium over the closing price of $1.82 on April 9, 2014. As a condition of the purchase, Mr. Wang agreed not to sell the shares for 18 months and thereafter at not less than $2.20 per share.

Earnings Conference Call

AoxinTianli will host an earnings conference call andlive webcast covering its second quarter 2014 financial results at 8:00 a.m. EDT on August 14, 2014, which is also 8:00 p.m. in Beijing on August 14, 2014. To attend the call, please use the information below for either dial-in access or webcast access. When prompted on dial-in, ask for "AoxinTianli / ABAC".

Conference Call
Date:	Thursday, August 14, 2014
Time:	8:00 am EDT, U.S.
U.S. Dial-in:	+1 877-317-6789
International Dial-in:	+1 412-317-6789
Conference ID:	AoxinTianli / ABAC
Webcast Link:	http://services.choruscall.com/links/abac140814.html

For those unable to participate, an audio replay of the call will be available beginning approximately one hour after the end of the live call through August 29, 2014. The audio replay can be accessed by dialing +1-877-344-7529 within the United States or +1-412-317-0088 internationally, and entering access ID No. 10051168.

About Aoxin Tianli Group, Inc.

AoxinTianli Group, Inc. (the "Company"), previously known as Tianli Agritech, Inc., is a diversified company with businesses in hog farming and electro-hydraulic servo-valves manufacturing and marketing. Through its wholly owned subsidiary, Wuhan Fengze Agricultural Science and Technology Development Co., Ltd., the Company engages in breeding, raising and selling breeder and market hogs in China and is developing a distribution channel for its pork products including high-value, black hog meat. Through its 88% owned subsidiary, Hubei Hang-ao Servo-valve Manufacturing Technology Co., Ltd., the Company also manufactures and markets electro-hydraulic servo-valves and related servo systems and components targeting a wide range of industrial machinery applications such as metallurgy, aerospace, construction & mining, thermal power, petrochemical and defense.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$31,119,512	$10,087,694
Accounts receivable, net	148,169	256,607
Inventories	9,570,321	11,484,786
Advances to suppliers	1,326,771	1,612,492
Prepaid expenses	82,386	204,106
Restricted cash	-	-
Other receivables, net	365,621	1,181,078
Total Current Assets	42,612,780	24,826,763

Long-term prepaid expenses, net	1,637,082	1,606,188
Plant and equipment, net	21,891,090	23,185,732
Construction in progress	50,527	50,897
Biological assets, net	2,527,963	3,276,840
Intangible assets, net	3,322,248	1,480,631

Total Assets	$72,041,690	$54,427,051

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Short-term loans	$7,180,920	$6,382,561
Accounts payable and accrued payables	104,493	48,896
Other payables	3,153,447	3,309,246
Due to related party	59,715	139,430
Total Current Liabilities	10,498,575	9,880,133

Stockholders' Equity:
Common stock ($0.001 par value, 50,000,000 shares authorized,
21,164,000 and 13,964,000 shares issued and outstanding as of
June 30, 2014 and December 31, 2013, respectively)	21,164	13,964
Additional paid in capital	34,780,629	18,094,200
Statutory surplus reserves	2,416,647	2,416,647
Retained earnings	20,495,896	19,538,507
Accumulated other comprehensive income	3,828,779	4,046,055
Stockholders' Equity - Aoxin Tianli Group, Inc. and Subsidiaries	61,543,115	44,109,373
Noncontrolling interest	-	437,545
Total Stockholders' Equity	61,543,115	44,546,918
Total Liabilities and Stockholders' Equity	$72,041,690	$54,427,051

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013

Sales	$8,074,894	$6,843,808	$17,761,223	$14,230,342
Cost of goods sold	7,453,933	7,120,087	15,708,444	13,701,320
Gross profit (loss)	620,961	(276,279)	2,052,779	529,022

Operating expenses:
General and administrative expenses	844,398	627,085	1,617,809	1,529,583
Selling expenses	107,731	84,208	390,498	120,250
Total operating expenses	952,129	711,293	2,008,307	1,649,833

Income (loss) from operations	(331,168)	(987,572)	44,472	(1,120,811)

Other income (expense):
Interest expense	(139,139)	(162,981)	(228,815)	(329,798)
Subsidy income	19,545	(251)	19,545	95,338
Relocation compensation from Farm 8 shutdown	988,021	-	988,021	-
Other income (expense)	22,388	14,235	7,149	40,139
Total other income (expense)	890,815	(148,997)	785,900	(194,321)

Income (loss) before income taxes	559,647	(1,136,569)	830,372	(1,315,132)

Income taxes	-	-	-	-
Net income (loss)	559,647	(1,136,569)	830,372	(1,315,132)
Net loss attributable to noncontrolling interest	-	131,894	127,017	200,389
Net income (loss) attributable to Aoxin Tianli Group, Inc. common stockholders	559,647	(1,004,675)	957,389	(1,114,743)

Other comprehensive income:
Unrealized foreign currency translation adjustment	127,876	352,240	(237,492)	604,805

Comprehensive income	$687,523	$(652,435)	$719,897	$(509,938)

Earnings (losses) per share attributable to Aoxin Tianli Group, Inc. common stockholders - basic and diluted:
Weighted-average shares outstanding, basic and diluted	19,664,000	11,194,000	16,814,000	11,194,000

Continuing operations - Basic & diluted	$0.03	$(0.09)	$0.06	$(0.10)

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended June 30,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$830,372	$(1,315,132)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	1,746,285	1,610,107
Amortization of prepaid expenses	217,251	191,998
Bad debt expense	28,955	-
Changes in operating assets and liabilities:
Accounts receivable	77,884	(125,409)
Inventories	1,835,497	(467,287)
Advances to suppliers	274,677	(793,522)
Prepaid expenses	(50,702)	-
Other receivables	808,897	(5,237)
Long-term prepaid expenses	(87,952)	-
Accounts payable and accrued payables	56,093	(51,980)
Other payables	57,617	746,388
Total adjustments	4,964,502	1,105,058
Net cash provided by (used in) operating activities	5,794,874	(210,074)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchase of noncontrolling interest	(1,083,100)	-
Purchase of biological assets	-	(435,544)
Purchase of plant and equipment	(6,271)	(476,301)
Net cash used in investing activities	(1,089,371)	(911,845)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase at restricted cash	-	(317,793)
Proceeds from capital contribution	15,560,000	-
Advance from due to related party	(79,128)	76,270
Repayment of short-term loans	(781,797)	(762,704)
Proceeds from short-term loans	1,628,744	762,704
Net cash provided by financing activities	16,327,819	(241,523)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1,504)	127,457

NET INCREASE (DECREASE) IN CASH	21,031,818	(1,235,985)

CASH, BEGINNING OF PERIOD	10,087,694	7,477,205

CASH, END OF PERIOD	$31,119,512	$6,241,220

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Interest paid	$307,690	$244,782
Income tax paid	$-	$-